Exhibit 10.14

Tatum CFO Partners, LLP

Full-Time Permanent Engagement Resources Agreement

June 30, 2005

Mr. Douglas M. Pihl

President and Chief Executive Officer

MathStar, Inc.

5900 Green Oak Drive

Minneapolis, MN 55343

Dear Mr. Pihl:

Tatum CFO Partners, LLP (“Tatum”) understands that MathStar, Inc. (the “Company”) desires to hire James W. Cruckshank, one of our partners, as an at-will employee of the Company (the “Employee”) as set forth in that certain Offer Letter between Company and Employee dated June 20, 2005.  The Company acknowledges that the Employee is and will remain a partner in our firm so that he or she will have access to our firm’s resources for use in his or her employment with the Company.  This Full-Time Permanent Engagement Resources Agreement (the “Resources Agreement”) sets forth the rights of the Company, through the Employee, to use such resources for the benefit of the Company and for the payment for such services.

Since the Employee will be under the control and direct management of the Company, and not Tatum, Tatum’s obligations to the Company are exclusively those set forth in this Resources Agreement.  This document will serve as the entire agreement between the Company and Tatum.

Compensation

To the extent Employee continues to be employed by Company, the Company will pay directly to Tatum, as partial compensation for the resources provided, an amount equal to (i) 20% of Salary of the Employee during the first and second 12 months of the term of the Resources Agreement, (ii) 12% of Salary during the third 12 months, and (iii) $1,000 per month during the remainder of the term of this Resources Agreement.

In addition, the Company will pay directly to Tatum 15% of any Cash Bonus otherwise payable to the Employee during the term of this Resources Agreement.  For example, if Company pays Employee a total Cash Bonus of $10,000, Company will pay Employee $8,500 of the Cash Bonus, less payroll taxes and applicable withholdings.  Company will pay Tatum $1,500 of the Cash Bonus which will not be subject to payroll taxes or withholdings.

For purposes hereof, (i) “Cash Bonus” means any contingent cash consideration (i.e., not yet realized in cash) that is paid, and (ii) “Salary” means all compensation, including severance, paid to Employee, except bonuses and benefits (including medical benefits subsidy paid to Employee).  All compensation payable or deliverable to Tatum is referred to herein as the “Resource Fee.”

Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices.

Termination

This Resources Agreement will terminate immediately upon the effective date of termination or expiration of the Employee’s employment with the Company or upon the Employee ceasing to be a partner of Tatum.

In the event that either party commits a breach of this Resources Agreement and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this Resources Agreement immediately effective upon written notice of such termination.

Hiring Employee Outside of Resources Agreement

During the twelve (12)-month period following termination or expiration of this Resources Agreement, other than in connection with another Tatum agreement, the Company will not employ the Employee, or engage the Employee as an independent contractor, to render services of substantially the same nature as those for which Tatum is making the Employee available pursuant to this Resources Agreement.  The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Employee’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain.  Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to twenty-five percent (25%) of the Employee’s Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty.  If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages.  The amount will be due and payable to Tatum upon written demand to the Company.  For this purpose, “Annualized Compensation” will mean the Employee’s most recent annual Salary and the maximum amount of any bonus for which the Employee was eligible with respect to the then current bonus year.

Insurance

The Company will provide Tatum or the Employee with written evidence that the Company maintains directors’ and officers’ insurance in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.  Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Employee.

Disclaimers, Limitations of Liability & Indemnity

It is understood that Tatum does not have a contractual obligation to the Company other than to make its resources available to the Employee (by virtue of the Employee being a partner in Tatum) for the benefit of the Company under the terms and conditions of this Resources Agreement.  The Resource Fee will be for the resources provided.  Tatum assumes no responsibility or liability under this Resources Agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations.

Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Employee becoming a partner in Tatum, and the results of the same were satisfactory to Tatum.  Tatum disclaims all other warranties, either express or implied.  Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information.  Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations.  Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

In the event that any partner of Tatum (including without limitation the Employee to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum’s customary rate for the time incurred.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this Resources Agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of the then current monthly Resource Fee.

As a condition for recovery of any liability, the Company must assert any claim against Tatum within three (3) months after discovery or sixty (60) days after the termination or expiration of this Resources Agreement, whichever is earlier.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this Resources Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties.  Such arbitration will be conducted by the Atlanta, Georgia office of the AAA.  In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA.  The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need.  The arbitrator will render his decision within ninety (90) days after the call for arbitration.  The arbitrator will have no authority to award punitive damages.  Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.  The arbitrator will have no authority to award damages in excess or in contravention of this Resources Agreement and may not amend or disregard any provision herein.  Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys’ fees actually incurred.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Resources Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  This Resources Agreement binds and benefits the successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this Resources Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The terms of this Resources Agreement are severable and may not be amended except in a writing signed by Tatum and the Company.  If any portion of this Resources Agreement is found to be unenforceable, the rest of the Resources Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

The provisions in this Resources Agreement concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’ and officers’ insurance, and arbitration will survive any termination or expiration of this Resources Agreement.

This Resources Agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.

Nothing in this Resources Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Employee.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Resource Fee only:

Tatum CFO Partners, LLP

P.O. Box 403291

Atlanta, GA 30384-3291

Electronic Payment Instructions for Deposit and Resource Fee:

Bank Name:	Bank of America
Branch:	Atlanta
Routing Number:	For ACH Payments: 061 000 052
For Wires: 026 009 593
Account Name:	Tatum CFO Partners, LLP
Account Number:	003 279 247 763
Please reference MathStar, Inc. in the body of the wire.

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

TATUM CFO PARTNERS, LLP

/s/ Chuck Gottschalk
Signature

Chuck Gottschalk

Area Managing Partner for TATUM CFO

PARTNERS, LLP

Acknowledged and agreed by:

MathStar, Inc.

By:	/s/ Douglas M. Pihl

Title:	Chief Executive Officer & President

Date:	June 30, 2005